Exhibit 45

DATED July 9, 2006

Pacific Century Group (Cayman Islands) Limited

to

Fiorlatte Limited

VOTING UNDERTAKING

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong

UNDERTAKING FROM THE SELLER'S CONTROLLING SHAREHOLDER

THIS UNDERTAKING is made on July 9, 2006

By:

Pacific Century Group (Cayman Islands) Limited of Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands (the "Controlling Shareholder")

In favour of:

Fiorlatte Limited a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the "Purchaser")

WHEREAS:

(A)	By a share purchase agreement entered into between the Purchaser and Pacific Century Regional Developments Limited (the “Seller”) dated the same date hereof (the "Share Purchase Agreement"), the Purchaser has agreed to purchase and pay for and the Seller has agreed to sell to the Purchaser the Shares (as defined in the Share Purchase Agreement) in PCCW Limited (the "Sale").

(B)	The completion of the Sale ("Completion") pursuant to the Share Purchase Agreement is conditional upon, amongst other things, the approval of the shareholders of the Seller of the transaction described in the Share Purchase Agreement.

(C)	The Controlling Shareholder has agreed with the Purchaser to exercise the votes attaching to all of its shares in the Seller beneficially owned or controlled by it in favour of any resolution to be put to shareholders of the Seller for the purposes of approving the transaction described above.

IT IS AGREED AS FOLLOWS:

1.	Definitions

Terms and expressions defined in the Share Purchase Agreement shall have the same meanings when used in this undertaking.

2.	Undertaking to vote

2.1	In consideration of the payment of HK$10 by the Purchaser to the Controlling Shareholder (receipt of which is hereby acknowledged), the Controlling Shareholder hereby irrevocably and unconditionally undertakes, represents and warrants to the Purchaser that:

(A)	it is the registered holder and beneficial owner of (or is otherwise able to control the exercise of all rights attaching to, including the ability to exercise the voting rights) the number of shares of the Seller (the "Relevant Shares", which expression shall include any other shares in the Seller issued after the date hereof and attributable to or derived from such Relevant Shares) set out below;

(B)	it will exercise the voting rights (whether on a show of hands, a poll or otherwise) attaching to the Relevant Shares in favour of any resolution or resolutions as may be required to approve and implement the transactions as described in the Share Purchase Agreement unless it is prohibited from so voting by any applicable law or rules governing the listing of securities or otherwise by any applicable securities exchange or other regulatory authorities; and

(C)	any interest (beneficially or legally) it may acquire in the shares of the Seller following the date of this undertaking shall be treated as Relevant Shares for the purposes of this undertaking.

As at the date of this undertaking, Relevant Shares means 1,160,991,050 shares in the capital of the Seller:

Registered Owner:	Pacific Century Group (Cayman Islands) Limited
Beneficial Owner:	Pacific Century Group (Cayman Islands) Limited
Shares held:	1,160,991,050

2.2	Without prejudice to clause 2.1 above, the Controlling Shareholder hereby undertakes that from the time of this undertaking to the Completion, it will not exercise, or direct the exercise of, any rights attaching to the Relevant Shares (including, without limitation, any voting rights) in a manner which is or may be inconsistent with the terms of this undertaking and/or the completion of the transactions contemplated by the Share Purchase Agreement.

3.	Lock-up

3.1	The Controlling Shareholder hereby irrevocably and unconditionally undertakes to the Seller that prior to the date of the meeting of the shareholders of the Seller to approve the transactions as described in the Share Purchase Agreement, it shall not, directly or indirectly, offer, pledge, sell, contract to sell (whether or not subject to conditions), transfer, charge, encumber, grant or agree to grant any option over, right or warrant to purchase, lend or otherwise transfer, distribute (including, for the avoidance of doubt by way of dividend in specie) any of the Relevant Shares or interest, including without limitation any voting interest, in such Relevant Shares (the "Lock-up Restriction").

3.2	The Lock-up Restriction applies mutatis mutandis:

	(A)	to any shares in the Seller ("Shares") subsequently allotted to the Controlling Shareholder pursuant to a Bonus Issue or a Capitalisation Distribution. For the purposes of this clause, a "Bonus Issue" means an issue of Shares to the holders of Shares credited as fully paid up by way of capitalisation of profits or reserves (other than Shares issued in lieu of a cash dividend); and a "Capitalisation Distribution" means any distribution of assets to the holders of Shares in specie;

	(B)	to any Shares subsequently acquired by the Controlling Shareholder, including by way of purchases of existing Shares on-market or off-market, and any Shares allotted pursuant to any conversion rights or a Rights Issue, where a "Rights Issue" means an offer to holders of Shares of new shares by way of rights or otherwise or the offer or grant to holders of Shares of options, rights or warrants to subscribe or purchase new Shares.

4.	Confidentiality

4.1	Subject to clause 4.2 below, each party shall treat as confidential the discussions and negotiations leading up to the execution of this undertaking and all information obtained as a result of entering into or performing this undertaking, other than the terms of this undertaking itself, and save that either party may disclose confidential information:

	(A)	if and to the extent required by law or for the purpose of any judicial proceedings;

	(B)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, or the regulatory authorities in the Cayman Islands whether or not the requirement for information has the force of law;

	(C)	if and to the extent required by existing contractual obligations;

	(D)	if and to the extent required to vest the full benefit of this undertaking in that party and, in relation to the Purchaser only, if and to the extent permitted by or required in connection with the terms of the Share Purchase Agreement;

	(E)	to its professional advisers, auditors and bankers;

	(F)	if and to the extent the information has come into the public domain through no fault of that party; or

(G)	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Any information to be disclosed pursuant to sub-clauses (A), (B) (C) or (D) shall be disclosed only after prior consultation to the extent reasonably practicable with the other party.

4.2	The Controlling Shareholder hereby consents to it and to this undertaking being incorporated by the Purchaser and its respective advisers in any announcement, circular or other document required under any applicable law, rules governing the listing of securities or regulatory authorities to be issued by the Purchaser in connection with the transactions contemplated by the Share Purchase Agreement.

4.3	The Controlling Shareholder undertakes to provide the Purchaser with all such further information in relation to its holding of Relevant Shares and the interests of any person acting in concert with it as the Purchaser may reasonably require in order to comply with the requirements of any applicable rules governing the listing of securities and any other legal or regulatory requirements for inclusion in any announcement, circular or other document referred to in clause 4.2 above.

4.4	The restrictions contained in this clause shall apply without limit in time.

5.	Termination

Without prejudice to any accrued rights and liabilities of the parties, the obligations of the Controlling Shareholder pursuant to this undertaking will terminate upon the Share Purchase Agreement being terminated pursuant to clause 3.7 thereof.

6.	Choice of governing law

This undertaking is to be governed by and construed in accordance with Hong Kong law.

IN WITNESS of which this undertaking has been executed and delivered on the date which first appears on page 1 of this undertaking.

PACIFIC CENTURY GROUP
(CAYMAN ISLANDS) LIMITED

By:	/s/ Richard Li

Name: Richard Li

FIORLATTE LIMITED

By:	/s/ Francis P.T. Leung

Name: Francis P.T. Leung